Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We consent to the reference to our firm under the caption “Experts” in Amendment No. 1 to Registration Statement on Form S-3 (No. 333-130132) and related prospectus of Midway Games Inc. for the registration of 61,905 shares of its common stock and to the incorporation by reference therein of our reports dated March 14, 2005, with respect to the consolidated financial statements and schedule of Midway Games Inc., Midway Games Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Midway Games Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2004, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Chicago, Illinois
January 30, 2006